Prospect Flexible Income Fund (“FLEX”) Announces Distributions for December 2020, January 2021, and February 2021

NEW YORK, November 12, 2020 /PRNewswire/ -- Prospect Flexible Income Fund, Inc. (“FLEX”, “Fund”, “we”, “us” or “our”) announced today its financial results for the fiscal quarter ended September 30, 2020.

The Fund announced an increase in net asset value (“NAV”) per share to $8.34, representing approximately a 1% increase over the quarter ended June 30, 2020.

The Fund also declared increased monthly cash distributions to stockholders for December 2020, January 2021, and February 2021, representing a annualized distribution rate of 7.0% based on the current offering price.

The declared distributions have weekly record dates and are payable monthly to the stockholders of record as of the close of business of each week in December 2020, January 2021, and February 2021. Such distributions equal a weekly amount of $0.01262 per share of common stock (representing $0.16289 per common share on a quarterly basis) as follows:

Monthly Cash Shareholder Distribution	Record Dates	Payment Date on or about	Monthly Total Amount ($ per share)
December 2020	December 4, 11, 18, and 25, 2020	January 4, 2021	$0.05048
January 2021	January 4, 8, 15, 22, and 29, 2021	February 5, 2021	$0.06310
February 2021	February 5, 12, 19, and 26, 2021	March 5, 2021	$0.05048

For additional information, see the Fund’s quarterly report on Form 10-Q available at www.flexbdc.com.

About Prospect Flexible Income Fund, Inc.
FLEX is a publicly registered, non-traded business development company. FLEX invests primarily in senior and secured credit of privately owned U.S. middle market companies. FLEX’s objective is to generate current income and, as a secondary objective, capital appreciation, by targeting investment opportunities with favorable risk-adjusted returns. For the trailing twelve months ended September 30, 2020, FLEX’s distributions were composed of approximately 22% from cash flows from its investments and operations, 78% was a return of capital, and 0% from borrowings.
About Prospect
FLEX is managed by Prospect Flexible Income Management LLC, which is a controlled affiliate of Prospect Capital Management L.P. (“PCM”). PCM is an SEC-registered investment adviser that, along with its predecessors and affiliates, has a 30-year history of investing in and managing high-yielding debt and equity investments using both private partnerships and publicly traded closed-end structures. PCM and its affiliates employ a team of approximately 100 professionals who focus on credit-oriented investments yielding attractive current income. PCM has $5.9 billion of assets under management as of June 30, 2020.

Additional Information

Past performance is not indicative of future performance. Our distributions may exceed our earnings, and therefore, portions of the distributions that we make may be a return of the money that investors originally invested and represent a return of capital to investors for tax purposes. Such a return of capital is not immediately taxable, but reduces investor tax basis in FLEX shares, which may result in higher taxes for investors even if shares are sold at a price below original investment. Distributions are not guaranteed and may be modified at our discretion. Since a portion of our distributions may include or represent a return of capital, we may have less money to invest, which could lower our overall return.

This information is not, and should not be deemed to construe, an offer to sell or a solicitation of an offer to purchase any security. Offers will only be made through a qualified prospectus to suitable investors and where permitted by law. BDCs involve substantial costs and investors should review the prospectus regarding fees and expenses. There are no guarantees that investment objectives will be met.

Investors should consider the investment objective and policies, risk considerations, charges and ongoing expenses of an investment carefully before investing. FLEX’s prospectus contains this and other information relevant to an investment in FLEX. Please read the prospectus carefully before you invest or send money. To obtain a prospectus, please contact your investment representative or Triton Pacific Securities, LLC at 949-429-8500.

Forward-Looking Statements
This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the future performance of FLEX. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. Any such statements, other than statements of historical fact, are highly likely to be affected by future events and conditions, including, but not limited to, the coronavirus (COVID-19) pandemic, and elements of the future that are or are not under the control of FLEX and that FLEX may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements. Such statements speak only as of the time when made, and FLEX undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Triton Pacific Securities, LLC

Securities Offered Through Triton Pacific Securities, LLC | Dealer Manager | Member FINRA/SIPC